EXHIBIT 10.17

NUVIM, INC.

CONVERTIBLE NOTE

THIS NOTE AND THE COMMON STOCK INTO WHICH IT IS CONVERTIBLE (COLLECTIVELY, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR UNDER THE LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SECURITIES MAY NOT BE OFFERED OR SOLD UNLESS THEY ARE REGISTERED UNDER THE ACT AND UNDER THE LAWS OF THE STATES WHERE EACH SALE IS MADE, OR AN EXEMPTION FROM REGISTRATION REQUIREMENTS IS AVAILABLE IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY.

          FOR VALUE RECEIVED, NUVIM INC, a Delaware corporation (hereinafter called “Borrower”), hereby promises to pay to the order of Richard Clark (the “Holder”), without demand, the sum of $175,000.00, with interest accruing at the annual rate of ten (10.0%) percent, on the earliest to occur of (a) January 1, 2005, and (b) the consummation of an initial public offering of the stock of Borrower (an “IPO”) (the “Maturity Date”), as such date may be extended by agreement of the parties hereto.  This Note is issued pursuant to an Amendment to Services Agreement by and among the Borrower, the Holder and Olive Enterprises, Inc. dated the date hereof (the “Subscription Agreement”) the terms and conditions of which are hereby incorporated herein by reference.

          The following terms shall apply to this Note:

          ARTICLE I - DEFAULT RELATED PROVISIONS

1.1     Payment Grace Period.  The Borrower shall have a ten (10) day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of fifteen (15.0%) percent per annum shall apply to the amounts owed hereunder calculated from the date of the making of this Note. In no event shall the rate of interest calculated hereunder exceed the maximum amount allowed by law and automatically shall be reduced to such maximum amount.

1.2     Conversion Privileges.  The Conversion Privileges set forth in Article II shall remain in full force and effect until the Note is paid in full.

1.3     Interest Payment.  At the option of the Holder, Borrower shall pay interest on the outstanding principal amount of the Note either:  (i) in funds of the Company on the Maturity Date if the Note is not converted into Shares (as hereinafter defined) on or before the Maturity Date or (ii) in Shares on the Conversion Date (as hereinafter defined) at the Conversion Price (as hereinafter defined). The principal amount of the Note plus any accrued and unpaid interest shall be collectively referred to herein as the “Debt.”

NUVIM INC.
Convertible Note

          ARTICLE II - CONVERSION RIGHTS

          The Debt shall be convertible into Shares as set forth below.

2.1.     Conversion into Shares. (a)   Mandatory Conversion. In the event that the Borrower has consummated an IPO on or prior to January 1, 2005, the Debt shall be converted into such number of fully paid and non-assessable shares of common stock plus such other securities as are offered in the IPO (the “Units”) as is determined by dividing: (x) $245,000 by (y) the initial public offering price of one Unit as specified in the final prospectus with respect to such offering (subject to adjustment as provided in Section 2.1(c) hereof) (the “Mandatory Conversion Price”).

(b)     Optional Conversion. In the event that the Borrower has not consummated the IPO on or before January 1, 2005, at the option of the Holder of this Note and at any time thereafter, the Debt shall be convertible into such number of fully paid and non-assessable shares of the Borrower’s common stock, no par value per share (the “Common Stock”) as is determined by dividing: (x) $245,000 by  (y) $1.00 (assuming total fully-diluted capital stock issued and outstanding of 1.2 million shares prior to any new round of financing and subject to adjustment based upon the actual fully-diluted issued and outstanding share capital in the event the Borrower has not completed a recapitalization to reduce the total fully-diluted issued and outstanding share capital to said 1.2 million shares and further subject to adjustment as provided in Section 2.1(c) hereof) (the “Optional Conversion Price”). As used herein, “Shares” shall mean, as applicable, the Units or the Common Stock issuable upon the conversion of this Note.

(c)     The Term “Conversion Price” shall mean the Mandatory Conversion Price or the Optional Conversion Price, as applicable. The term “Conversion Date” shall mean the date of mandatory conversion pursuant to Section 2(a) or the date of optional conversion pursuant to Section 2(b) as the case may be. The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a) and 2.1(b), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i)      Merger, Sale of Assets, etc.  If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note shall thereafter evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section 2.1(c) shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance. Borrower shall not consolidate with or merge into another Person (other than a merger or consolidation in which Borrower is the surviving entity and the holders of the equity securities of Borrower own beneficially more than 80% of the equity securities of the surviving entity) or sell or convey all or substantially all of its assets to another Person.

NUVIM INC.
Convertible Note

(ii)     Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note shall thereafter evidence the right to purchase such number and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(iii)    Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock, on a fully diluted basis, outstanding immediately prior to such event.

(iv)     Share Issuance.  Subject to the provisions of Section 2.1(c), if the Borrower at any time shall issue any shares of any class of securities of the Borrower prior to the conversion of the entire principal amount of the Note (otherwise than as provided in Sections 2.1(c)(i), 2.1(c)(ii) or 2.1(c)(iii) or this subparagraph (iv)); for a consideration less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced as follows:  (i) the number of shares of Common Stock, on a fully diluted basis, outstanding immediately prior to such issue shall be multiplied by the Conversion Price in effect at the time of such issue and the product shall be added to the aggregate consideration, if any, received by the Borrower upon such issue of additional shares of such stock; and (ii) the sum so obtained shall be divided by the number of shares of such stock outstanding immediately after such issue.  The resulting quotient shall be the Conversion Price.  For purposes of this adjustment, the issuance of any security of the Borrower carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall be deemed to constitute the issuance of the maximum number of shares of Common Stock issuable on full exercise of such conversion or purchase rights, and the consideration for such security plus any consideration payable upon exercise of its conversion or purchase right shall be deemed to have been paid to the Borrower.  Upon the expiration of any such conversion or purchase right, the adjustment to the Conversion Price shall be extinguished.

NUVIM INC.
Convertible Note

(d)      During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.  The Borrower shall reserve from its authorized and unissued Shares a sufficient number of shares to provide for the issuance of Shares upon the full conversion of this Note.  Borrower represents that upon issuance, such Shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Shares upon the conversion of this Note.

2.2      Method of Conversion.  This Note may be converted by the Holder only in whole by the surrender of this Note at the principal office of the Borrower.

           ARTICLE III - EVENTS OF DEFAULT

           The occurrence of any of the following events of default (each, an “Event of Default”) shall, at the option of the Holder hereof, make all sums or principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, all without demand, presentment or notice, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1      Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of principal or interest hereon when due and such failure continues for a period of ten (10) days.

3.2      Breach of Covenant.  The Borrower breaches any covenant or other term or condition of this Note and such breach continues for a period of ten (10) days after written notice to the Borrower from the Holder.

3.3      Breach of Representations and Warranties.  Any representation or warranty of the Borrower made herein, in the Amendment to Services Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect.

3.4      Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.5      Judgments.  Any money judgment, writ or similar process shall be entered or filed against Borrower or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of sixty (60) days.

NUVIM INC.
Convertible Note

3.6      Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

3.7      Material Adverse Change.  Any material adverse change in the condition (financial or otherwise) or the results of operations of the Borrower including without limitation the failure of Wal-Mart to issue additional purchase orders to the Borrower.

3.8      Failure to Deliver Shares. The failure of the Borrower to deliver the Shares issuable upon conversion of this Note to the Holder within ten (10) business days of such conversion.

           ARTICLE IV - MISCELLANEOUS

4.1      Failure or Indulgency Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2      Notices.  Any notice herein required or permitted to be given shall be in writing and may be personally served and shall be deemed to be delivered upon receipt or if sent by United States mail, three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, or if sent by fax transmission (with the original sent by certified or registered mail or by overnight courier) and shall be deemed to have been delivered on the day telecopied.  For the purposes hereof, the address and fax number of the Holder is as set forth on the first page hereof the address and fax number of the Borrower is as set forth on the signature page hereof.  Both Holder and Borrower may change the address and fax number for service by service of written or fax notice to the other as herein provided.

4.3      Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4      Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5      Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof costs of collection, including attorneys’ fees and expenses.

4.6      Governing Law.  This Note has been executed in and shall be governed by the internal laws of the State of New York, without regard to the principles of conflict of laws.

NUVIM INC.
Convertible Note

          IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its President as of the 26th day of July, 2004.

NUVIM INC.

By:	/s/ RICHARD KUNDRAT

Name:	Richard Kundrat
Title:	President

Address for Notices:

12 Route 17 North
Paramus, New Jersey 07652
Telecopy: (201) 556-1012
Telephone: (201) 556-1013